EXHIBIT 10.21.1

Western Digital Corporation 20511 Lake Forest Drive Lake Forest, California 92630 Tel: 949.672.7000
February 16, 2006
Mr. Stephen D. Milligan
20511 Lake Forest Drive
Lake Forest, CA 92630
Dear Steve:
     When countersigned by you below, this letter shall constitute our agreement that the entire Performance Share Award granted by Western Digital Corporation (the “Company”), to you on January 20, 2005, in accordance with that certain Notice of Grant of Performance Share Awards and Performance Share Award Agreement, dated on or about January 20, 2005, is hereby terminated and you have no further rights with respect to, or in respect of, such Performance Share Award.
     This letter agreement, which is entered for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, shall be interpreted and construed in accordance with the laws of the State of Delaware (without regard to conflict of law principles) and applicable federal law. This letter agreement constitutes the entire agreement and supersedes all prior understandings and agreements, written or oral, of the parties hereto with respect to the subject matter hereof.

Very truly yours,

Western Digital Corporation

By:	/s/ Raymond M. Bukaty

Raymond M. Bukaty Senior Vice President, Administration, General Counsel and Secretary
Agreed to and Accepted by:
/s/ Stephen D. Milligan
Stephen D. Milligan